AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICIATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.
PRELIMINARY OFFERING CIRCULAR DATED MAY 16, 2025
Offering Circular
UP TO 71,428,571 SHARES OF COMMON STOCK
UP TO 71,428,571 SERIES A COMMON WARRANTS TO PURCHASE UP TO
71,428,571 SHARES OF COMMON STOCK
UP TO 71,428,571 SHARES OF COMMON STOCK UNDERLYING
THE SERIES A COMMON WARRANTS
By this offering circular (the “Offering Circular”), Bio-Path Holdings, Inc., a Delaware corporation, is offering on a “best-efforts” basis a maximum of 71,428,571 shares (assuming the low point of the range) of its common stock, par value $0.001 per share (“Common Stock”), together with Series A warrants to purchase up to an aggregate of 71,428,571 shares of our Common Stock (the “Warrants), at a range of $0.07 to $1.00 per share and accompanying Warrant, pursuant to Tier 2 of Regulation A of the United State Securities and Exchange Commission (the “SEC”). There is no minimum purchase requirement for investors in this offering.
This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of securities that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of Common Stock and accompanying Warrants will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 7, for a discussion of the risks associated with a purchase of Common Stock and accompanying Warrant.
We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. Please see the “Plan of Distribution” section for more information.
	Price(1)	Broker-Dealer Discounts and Commissions(2)	Proceeds to Company(3)
Per Share and accompanying Warrant:	$0.535	$0.03745	$0.49755
Total Minimum:	$0	$0	$0
Total Maximum:	$5,000,000	$350,000	$4,650,000

(1)
Reflects an offering price using the mid-point of the range of $0.535 per share of Common Stock and accompanying Warrant.

(2)
We have engaged D. Boral Capital, member FINRA/SIPC (“the “Placement Agent”), to act as placement agent for this offering, in exchange for a fee of 7% of the aggregate offering price of the Common Stock and accompanying Warrant sold.

(3)
Does not account for the payment of expenses of this offering estimated at $100,000, a 1% non-accountable expense allowance for D. Boral Capital and accountable expenses of up to $85,000 for D. Boral Capital. If the offering is not consummated, the costs and expenses paid to D. Boral shall be capped at $50,000. See “Plan of Distribution.” Additionally, the Company has provided an expense advance (the “Advance”) to D. Boral of $25,000, which was payable 30 days upon execution of the engagement letter (the “Engagement Letter”).

Our Common Stock is quoted on the OTC Market (“OTC”), under the symbol “BPTH.” On May 14, 2025, the last reported sale price of our Common Stock was $0.18 per share.
Investing in the securities offered in this offering is speculative and involves substantial risks. You should purchase the securities only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 7, for a discussion of certain risks that you should consider before purchasing any of the securities.
THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.
The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in the securities.
No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution — State Law Exemption and Offerings to “Qualified Purchasers” on page 20.
Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.
The date of this Offering Circular is May   , 2025.

ABOUT THIS OFFERING CIRCULAR
The offering statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC before making your investment decision. You should rely only on the information provided in this Offering Circular. In addition, this Offering Circular contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.
This Offering Circular includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this Offering Circular is accurate on any date subsequent to the date set forth on the front cover of this Offering Circular, even though this Offering Circular is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this Offering Circular in making your investment decision. All of the summaries in this Offering Circular are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the offering statement of which this Offering Circular is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this Offering Circular or in any free writing offering circulars prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this Offering Circular or in any applicable free writing offering circular is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Offering Circular must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this Offering Circular outside the United States.
Unless otherwise indicated, information contained in this Offering Circular concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 7 of this Offering Circular. These and other factors could cause our future performance to differ materially from our assumptions and estimates.
This Offering Circular is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the Placement Agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

OFFERING CIRCULAR SUMMARY
This summary highlights selected information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before making an investment decision. This Offering Circular includes information about this offering, our business and our financial and operating data. You should carefully read the entire Offering Circular, including under the sections titled “Risk Factors” included herein, before making an investment decision. Unless the context requires otherwise, references in this Offering Circular to “we,” “our,” “us,” “the Company” and “Bio-Path” refer to Bio-Path Holdings, Inc. and its wholly-owned subsidiary. Bio- Path Holdings, Inc.’s wholly-owned subsidiary, Bio-Path, Inc., is sometimes referred to herein as “Bio-Path Subsidiary.”
Our Company
We are a clinical and preclinical stage oncology and obesity-focused RNAi nanoparticle drug development company utilizing a novel technology that achieves systemic delivery for target-specific protein inhibition for any gene product that is over-expressed in disease. Our drug delivery and antisense technology, called DNAbilize®, is a platform that uses P-ethoxy, which is a deoxyribonucleic acid (DNA) backbone modification that is intended to protect the DNA from destruction by the body’s enzymes when circulating in vivo, incorporated inside of a lipid bilayer having neutral charge. We believe this combination allows for high efficiency loading of antisense DNA into non-toxic, cell-membrane-like structures for delivery of the antisense drug substance into cells. In vivo, the DNAbilize® delivered antisense drug substances are systemically distributed throughout the body to allow for reduction or elimination of target proteins in blood diseases and solid tumors. Through testing in numerous animal studies and dosing in clinical trials, our DNAbilize® drug candidates have demonstrated an excellent safety profile. DNAbilize® is a registered trademark of the Company.
Using DNAbilize® as a platform for drug development and manufacturing, we currently have four drug candidates in development to treat at least five different cancer disease indications and one indication in obesity. Our lead drug candidate, BP1001, or “prexigebersen” (pronounced prex” i je ber’ sen), which is being developed to target growth factor receptor-bound protein 2 (“Grb2”), initially started the efficacy portion of a Phase 2 clinical trial for untreated acute myeloid leukemia (“AML”) patients in combination with low-dose cytarabine (“LDAC”). However, the changing landscape of AML treatment led to the amendment of the Phase 2 clinical study by removing the combination treatment of prexigebersen and LDAC and replacing it with the combination treatment of prexigebersen and decitabine.
In October 2020, the U.S. Food and Drug Administration (“FDA”) granted approval of venetoclax in combination with LDAC, decitabine or azacytidine (the latter two drugs are DNA hypomethylating agents) as frontline therapy for newly diagnosed AML in adults who are 75 years or older, or who have comorbidities precluding intensive induction chemotherapy. We believe this approval of the frontline venetoclax and decitabine combination therapy provides an opportunity for developing prexigebersen as an addition to the combination therapy for the treatment of newly diagnosed AML patients. In preclinical efficacy studies, four AML cancer cell lines were treated with three different combinations of decitabine, venetoclax and prexigebersen. Decrease in AML cell viability was the primary measure of efficacy. The triple combination of decitabine, venetoclax and prexigebersen showed significant improvement in efficacy in three of the four AML cell lines. Based on these results, we believe that adding prexigebersen to the treatment combination of decitabine and venetoclax could lead to improved efficacy in AML patients.
Our approved amended Phase 2 clinical trial currently has three cohorts of subjects. The first two cohorts treat patients with the triple combination of prexigebersen, decitabine and venetoclax. The first cohort includes newly diagnosed AML patients, while the second cohort includes relapsed/refractory AML patients. The third cohort treats relapsed/refractory AML patients who are venetoclax- resistant or -intolerant with the two-drug combination of prexigebersen and decitabine. The full trial design plans have approximately 98 evaluable patients for the first cohort having newly diagnosed AML patients with a preliminary review performed after 19 evaluable patients and a formal interim analysis after 38 evaluable patients. The full trial design plans have approximately 54 evaluable patients for each of the second cohort, having relapsed/refractory AML patients, and the third cohort, having AML patients who are venetoclax- resistant or -intolerant, in each case with a review performed after 19 evaluable patients. The study is anticipated to be conducted at up to ten clinical sites in the U.S., and Gail J. Roboz, MD, is the national coordinating Principal Investigator for the Phase 2 trial. Dr. Roboz is a professor of medicine and director of the Clinical and Translational Leukemia Program at the Weill Medical College of Cornell University (the “Weill Medical College”) and the New York-Presbyterian Hospital in New York City.
The safety run-in of the triple combination of prexigebersen, decitabine and venetoclax for the Phase 2 clinical study was successfully completed. The preliminary data, presented at the 2021 ASH Annual Meeting, showed the treatment was well-tolerated and there were no dose limiting toxicities attributed to prexigebersen.
On June 3, 2024, we announced additional interim data for the first two cohorts of the Phase 2 clinical trial. In Cohort 1, 31 newly diagnosed patients were enrolled; 20 evaluable patients with a median age of 75 years, treated with at least one cycle of prexigebersen, decitabine and venetoclax, had adverse-risk or secondary AML evolved from myelodysplastic syndromes, chronic myelomonocytic leukemia or treatment- related AML. Fifteen patients (75%) achieved complete remission (“CR”), CR with partial recovery of peripheral blood counts (“CRh”), or CR with incomplete hematologic recovery (“CRi”). One patient achieved partial remission (“PR”), three patients achieved stable disease, and one patient had toxicity attributed to decitabine and venetoclax treatment. In Cohort 2, 40 relapsed/refractory patients were enrolled; 23 evaluable patients with a median age of 63 years, treated with at least one cycle of prexigebersen, decitabine and venetoclax, had adverse-risk or secondary AML. Twelve patients (55%) achieved CR/CRi/ CRh, one patient achieved PR, eight patients achieved stable disease and two patients had progressive disease or treatment failure. Among the evaluable patients of both cohorts, adverse events were consistent with those expected with decitabine and venetoclax and/or AML, including fatigue (72%), anemia (60%) and neutropenia (49%), while the most frequent severe adverse events were febrile neutropenia (26%) and sepsis (5%). The interim analysis data was selected as an oral presentation in the 2024 American Society of Clinical Oncology (“ASCO”) Annual Meeting and as a poster presentation in the 2024 European Hematology Association (“EHA”) Annual Meeting. Based on this interim data, we expect to continue enrollment of up to 98 and 54 evaluable patients for Cohorts 1 and 2, respectively and plan to pursue FDA expedited programs for Fast Track designation. We are evaluating whether to seek to expand Stage 2 of the Phase 2 clinical trial in Europe. We expect to complete enrollment in cohorts 1 and 2 in 2026.
Our second drug candidate, Liposomal Bcl-2 (“BP1002”), targets the protein Bcl-2, which is responsible for driving cell survival in up to 60% of all cancers. A Phase 1 clinical trial to evaluate the ability of BP1002 to treat refractory/relapsed lymphoma and refractory/relapsed chronic lymphocytic leukemia (“CLL”) patients was being conducted at the Georgia Cancer Center, The University of Texas Southwestern and New York Medical College.
On December 11, 2024, we announced that the Phase 1 clinical trial was discontinuing enrollment based on enrollment challenges in these niche indications, particularly given the crowded development landscape that includes multiple competing trials. Furthermore, reducing this development program allows us the ability to increase our focus on the initiation of our obesity development program.
Additionally, preclinical studies suggest that the combination of BP1002 with decitabine is efficacious in venetoclax-resistant cells. An abstract of the preclinical study was presented at the 2021 American Association for Cancer Research (“AACR”) Annual Meeting. A Phase 1/1b clinical trial to investigate the ability of BP1002 to treat refractory/relapsed AML patients, including venetoclax-resistant patients, is being studied. A recent study found that AML patients who had relapsed from frontline venetoclax-based treatment had a very poor prognosis, with a median survival of less than three months. Since venetoclax and BP1002 utilize different mechanisms of action, we believe that BP1002 may be a potential treatment for venetoclax-relapsed AML patients. The Phase 1/1b clinical trial is being conducted at several leading cancer centers in the United States, including the Weill Medical College, The University of Texas MD Anderson Cancer Center (“MD Anderson”), Scripps Health and The University of California at Los Angeles Cancer Center. On October 7, 2024, we announced that the FDA had completed its review of PK/PD data from the first two dosing cohorts (20 and 40 mg/m2) and that enrollment for the third dosing cohort (60 mg/m2) was complete. We are now enrolling cohort four in the next planned higher dose of 90 mg/m2. The approved treatment cycle is two doses per week over four weeks, resulting in eight doses administered over twenty-eight days. The Phase 1b portion of the study is expected to commence after completion of BP1002 monotherapy cohorts and will assess the safety and efficacy of BP1002 in combination with decitabine in refractory/relapsed AML patients.

Our third drug candidate, Liposomal STAT3 (“BP1003”), targets the STAT3 protein and is currently in IND enabling studies as a potential treatment of pancreatic cancer, non-small cell lung cancer (“NSCLC”) and AML. Preclinical studies showing BP1003’s ability to inhibit STAT3 protein expression and cancer cell viability had been presented at AACR Annual Meetings. On September 16, 2024, we announced a publication in the peer-reviewed journal, Biomedicines, which highlights the therapeutic potential and broad anti-tumor effect of BP1003 in numerous preclinical solid tumor models, including breast, ovarian, and pancreatic cancer. The lead indication for which we intend to develop BP1003 is pancreatic cancer due to the severity of this disease and the lack of effective, life-extending treatments. For example, pancreatic adenocarcinoma is projected to be the second most lethal cancer behind lung cancer by 2030. Typical survival for a metastatic pancreatic cancer patient is about three to six months from diagnosis. We have successfully completed several IND enabling studies of BP1003 and have one additional IND enabling study to complete. Once the additional study is successfully completed, our goal is to file an IND application and initiate the first-in-humans Phase 1 study of BP1003 in patients with refractory, metastatic solid tumors, including pancreatic cancer and NSCLC.
In addition, a modified product named BP1001-A, our fourth drug candidate, has shown to enhance chemotherapy efficacy in a preclinical study involving solid tumor models. Results of the preclinical study were published in the scientific journal Oncotarget in July 2020. BP1001-A incorporates the same drug substance as prexigebersen but has a slightly modified formulation designed to enhance nanoparticle properties. A BP1001-A Phase 1/1b clinical trial in patients with advanced or recurrent solid tumors is being conducted at several leading cancer centers in the United States, including Karmanos Cancer Institute, Mary Crowley Cancer Research and Holy Cross Hospital, Maryland. On July 17, 2023, we announced completion of the first cohort of the dose escalation portion of the Phase 1/1b clinical trial. A total of nine evaluable patients are scheduled to be treated with BP1001-A monotherapy over three dose levels in a standard 3+3 dose escalation design. The first dose cohort consisted of a starting dose of 60 mg/m2, and there were no dose limiting toxicities. Enrollment is now open for patients for the second dose cohort of 90 mg/m2 which we expect to be complete in the second quarter of 2025 in order to advance to dose level 3. The Phase 1b portion of the study is expected to commence after successful completion of BP1001-A monotherapy cohorts and is intended to assess the safety and efficacy of BP1001-A in combination with paclitaxel in patients with recurrent ovarian or endometrial tumors. Phase 1b studies are also expected to be opened in combination with gemcitabine in Stage 4 pancreatic cancer and combination therapy in breast cancer.
Development and Treatment for Obesity
Insulin resistance is a major contributor to obesity, Type 2 diabetes and other related metabolic diseases. Insulin lowers blood glucose level by activating the phosphoinositol-3 kinase (PI3K)/AKT pathway. However, this insulin pathway is dysfunctional in obese patients who have Type 2 diabetes. Literature suggests that Grb2 is an inhibitor of the insulin/PI3K/AKT pathway. Upregulation of the Grb2 gene has been reported for patients with Type 2 diabetes. Knockdown of Grb2 expression enhanced insulin-induced AKT activity and glucose uptake in myoblast and hepatoma cells. Furthermore, insulin sensitivity was restored in Grb2 heterozygous knockout mice fed on high fat-induced diet. We are currently exploring the development of BP1001-A as a drug candidate to target insulin resistance. We are confirming our hypothesis in preclinical trials that by downregulating Grb2 expression, BP1001-A could potentially lower blood glucose level by enhancing insulin-mediated AKT activation and glucose uptake and storage.
On December 19, 2024, we announced the results of our initial preclinical work; BP1001-A, by downregulating Grb2 expression, increased the levels of phosphorylated AKT and phosphorylated FOXO-1 (a downstream AKT effector) in myoblast and hepatoma cells in the presence of insulin. Furthermore, high fat diet rich in saturated fatty acids can lead to insulin resistance. Palmitic acid, the most common saturated fatty acid in a high fat diet, has been shown to impair insulin signaling. On March 18, 2025, we announced preclinical results that BP1001-A attenuated fatty acid-induced insulin resistance and restored insulin sensitivity in muscle progenitor and skeletal muscle fiber cell models. These preliminary data confirmed that BP1001-A could affect the insulin/PI3K/AKT pathway and increase insulin sensitivity, thus validating BP1001-A as a potential candidate to target obesity in Type 2 diabetes patients. We have initiated animal studies to evaluate the efficacy of BP1001-A as a potential treatment for obesity and related metabolic diseases in Type 2 diabetes patients. If successful, we intend to file an IND with the FDA in

2025 to initiate a first-in-human Phase 1 clinical trial to further validate safety, measure pharmacokinetics and establish dosing for potential pivotal trials.
Our DNAbilize® technology-based products are available for out-licensing or partnering. We intend to apply our drug technology template to new disease-causing protein targets to develop new liposomal antisense drug candidates for inclusion in our pipeline that meet scientific, preclinical and commercial criteria and file new patents on these targets. We expect that these efforts will include collaboration with key scientific opinion leaders in the field of study and include developing drug candidates for diseases other than cancer. As we expand our drug development programs, we will look at indications where a systemic delivery is needed and antisense RNAi nanoparticles can be used to slow, reverse or cure a disease, either alone or in combination with another drug.
We are developing a molecular biomarker package to accompany prexigebersen treatment, the goal of which is to identify patients with a genetic profile more likely to respond to the investigational treatment and improve the probability of success for this program as a result. The emerging role of biomarkers has been enhancing cancer development over the past decade and has become a more common companion to many cancer development programs. We expect to develop molecular biomarker packages to accompany our new programs.
We have certain intellectual property as the basis for our current drug products in clinical development, prexigebersen, BP1002, BP1003 and BP1001-A. We are developing RNAi antisense nanoparticle drug candidates based on our own patented technology to treat cancer, obesity and related metabolic diseases, and autoimmune disorders where targeting a single protein may be advantageous and result in reduced patient adverse effects as compared to small molecule inhibitors with off-target and non-specific effects. We have composition of matter and method of use intellectual property for the design and manufacture of antisense RNAi nanoparticle drug products.
Recent Developments
March 2025 Promissory Notes
On March 6, 2025, we entered into a securities purchase agreement with 1800 Diagonal Lending LLC, a Virginia limited liability company (the “Lender”), an accredited investor, for the issuance and sale of a promissory note in the aggregate principal amount of $161,000 (the “First Promissory Note”) for a purchase price of $140,000 after deducting the original issue discount of $21,000. The First Promissory Note bears a one-time interest charge of twelve percent that is applied on the date of issuance, March 6, 2025. The First Promissory Note shall be paid in five payments with the first payment of $90,160 due on August 30, 2025 and each subsequent payment shall be equal to $22,540 which are due on September 30, 2025, October 30, 2025, November 30, 2025 and December 30, 2025.
On March 28, 2025, we entered into a securities purchase agreement with the Lender, an accredited investor, for the issuance and sale of a promissory note in the aggregate principal amount of $100,050 (the “Second Promissory Note” and together, with the First Promissory Note, the “March Promissory Notes”) for a purchase price of $87,000 after deducting the original issue discount of $13,050. The Second Promissory Note bears a one-time interest charge of twelve percent that is applied on the date of issuance, March 28, 2025. The Second Promissory Note shall be paid in five payments with the first payment of $56,028 due on September 30, 2025 and each subsequent payment shall be equal to $14,007 which are due on October 30, 2025, November 30, 2025, December 30, 2025 and January 30, 2026.
Upon the occurrence and during any continuation of any Event of Default (as defined in the Promissory Notes), the Promissory Notes shall become immediately due and payable and the Company shall pay to the Lender, in full satisfaction, an amount equal to 150% times the sum of (i) the then outstanding principal amount of such Promissory Note plus (ii) accrued and unpaid interest on the unpaid principal amount of such Promissory Note to the date of payment plus (iii) default interest, if any, at a rate of 22% per annum on the amounts referred to in clauses (i) and/or (ii) plus (iv) any amounts owed to the Lender pursuant to the Conversion Right (as defined below). In addition, only upon an Event of Default and during any continuation thereof, the Lender may elect to convert all or any part of the outstanding principal and interest on such Promissory Note in fully paid and non-assessable shares of the Company’s Common Stock at a conversion price per share equal to 65% of the lowest closing bid price of the Common Stock for the ten trading days prior to the date of conversion (the “Conversion Right”).
April 2025 Promissory Note
On April 28, 2025, we entered into a securities purchase agreement with Quick Capital, LLC, a Wyoming limited liability company (the “Second Lender” and together, with the Lender, the “Lenders”), an accredited investor, for the issuance and sale of a promissory note in the aggregate principal amount of $161,000 (the “April 2025 Promissory Note” and together, with the March Promissory Notes, the “Promissory Notes”) for a purchase price of $140,000 after deducting the original issue discount of $21,000. The April 2025 Promissory Note bears a one-time interest charge of twelve percent that is applied on the date of issuance, April 28, 2025. The April 2025 Promissory Note shall be paid in five payments with the first payment of $90,160 due on October 15, 2025 and each subsequent payment shall be equal to $22,540 which are due on November 15, 2025, December 15, 2025, January 15, 2026 and February 15, 2026.
Upon the occurrence and during any continuation of any Event of Default (as defined in the April 2025 Promissory Note), the April 2025 Promissory Note shall become immediately due and payable and we shall pay to the Second Lender, in full satisfaction, an amount equal to 150% times the sum of (i) the then outstanding principal amount of the April 2025 Promissory Note plus (ii) accrued and unpaid interest on the unpaid principal amount of the April 2025 Promissory Note to the date of payment plus (iii) default interest, if any, at a rate of 22% per annum on the amounts referred to in clauses (i) and/or (ii) plus (iv) any amounts owed to the Second Lender pursuant to the Conversion Right (as defined below). In addition, only upon an Event of Default and during any continuation thereof, the Second Lender may elect to convert all or any part of the outstanding principal and interest on the April 2025 Promissory Note in fully paid and non-assessable shares of the Company’s common stock at a conversion price per share equal to 65% of the lowest closing bid price of the common stock for the ten trading days prior to the date of conversion (the “Conversion Right”). The Second Lender, together with its affiliates, may not convert any portion of the April 2025 Promissory Note to the extent that the Second Lender would own more than 4.99% of the Company’s outstanding common stock immediately after the conversion.
Corporate Information
The Company was incorporated in May 2000 as a Utah corporation. In February 2008, Bio-Path Subsidiary completed a reverse merger with the Company, which at the time was traded over the counter and had no current operations. The prior name of the Company was changed to Bio-Path Holdings, Inc. and the directors and officers of Bio-Path Subsidiary became the directors and officers of Bio-Path Holdings, Inc. On March 10, 2014, our Common Stock ceased trading on the OTCQX and commenced trading on the Nasdaq Capital Market under the ticker symbol “BPTH.” Effective December 31, 2014, we changed our state of incorporation from Utah to Delaware through a statutory conversion pursuant to the Utah Revised Business Corporation Act and the Delaware General Corporation Law. Our principal executive offices are located at 4710 Bellaire Boulevard, Suite 210, Bellaire, Texas 77401, and our telephone number is (832) 742-1357.
On February 22, 2024, we effected a reverse stock split of our outstanding shares of Common Stock at a ratio of 1-for-20, and our Common Stock began trading on the spilt-adjusted basis on the Nasdaq Capital Market at the commencement of trading on February 23, 2024. As a result of the reverse stock split, approximately 61,000 shares were added to our total shares outstanding due to rounding fractional shares of Common Stock up to a whole share of Common Stock. All Common Stock share and per share amounts in this Offering Circular have been adjusted to give effect to the 1-for-20 reverse stock split.
On February 14, 2025, the Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that the Nasdaq Hearings Panel (the “Panel”) determined to delist the Company’s Common Stock, par value $0.001 per share. On February 19, 2025, trading of our Common Stock was suspended on The Nasdaq Capital Market and trading of our Common Stock commenced on the OTCQB Venture Market under the ticker symbol “BPTH.”

The Offering
Common Stock offered by us
Up to 9,345,794 shares (based on the mid-point of the range).
Series A Warrants offered by us
Series A Warrants to purchase up to an aggregate of 9,345,794 shares of Common Stock (based on the mid-point of the range). Each share of our Common Stock is being sold together with one accompanying Warrant. The exercise price of the Warrants will be $[          ] per share. The Warrants will be immediately exercisable. The Warrants will expire [          ] years from the date of issuance. This offering also relates to the shares of Common Stock issuable upon exercise of Warrants. There is no established public trading market for the Warrants and we do not expect a market to develop.
Common Stock outstanding prior to this offering
8,307,892 shares of common stock outstanding as of May 9, 2025.
Common Stock to be outstanding immediately after this offering(1)
17,653,686 shares, assuming no exercise of any Warrants issued in this offering.
Lock-up agreements
We, our executive officer and our directors will enter into lock-up agreements with the Placement Agent. Under these agreements, we and each of these persons may not offer, sell, contract to sell or otherwise dispose of or hedge Common Stock or securities convertible into or exchangeable for Common Stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of thirty days after the date of the closing of this offering. For more information, see “Plan of Distribution.”
Use of proceeds
We currently expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”
Risk factors
An investment in our company involves a high degree of risk. Please refer to the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and other information included in this Offering Circular for a discussion of factors you should carefully consider before investing our securities.
OTCQB Venture Market Symbol
“BPTH”

(1)
The number of shares of Common Stock to be outstanding after this offering is based on 8,307,892 shares of our Common Stock outstanding as of May 9, 2025, which excludes, as of such date:

•
96,357 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our equity incentive plans with a weighted average exercise price of $69.47 per share;

•
1,200,948 additional shares of Common Stock reserved for future issuance under our 2022 Stock Incentive Plan, as amended (our “2022 Stock Incentive Plan”);

•
921 additional shares of common stock reserved for future issuance under our 2017 Stock Incentive Plan, as amended (our “2017 Stock Incentive Plan”);

•
13,950,014 shares of Common Stock that may be issued upon exercise of outstanding warrants with a weighted average exercise price of $0.80 per share; and

•
20,344,949 shares of Common Stock that may be issued only upon the election of the Lenders after an occurrence of an event of default under the Promissory Notes.

Unless otherwise indicated, all information contained in this Offering Circular assumes no exercise of any Warrants issued in this offering.

RISK FACTORS
An investment in the Company involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described in or incorporated by reference in this Offering Circular, including the risks and uncertainties discussed under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this Offering Circular, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. The risks described in or incorporated by reference in this Offering Circular also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Related to this Offering
You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.
Since the effective price per share of Common Stock and accompanying Warrant being offered is substantially higher than the net tangible book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. Based on an assumed offering price of $0.535, which represents the midpoint of the offering price range herein, per share of Common Stock and accompanying Warrant being sold in this offering and our pro forma net tangible book value per share as of March 31, 2025, if you purchase Common Stock in this offering, you will suffer immediate and substantial dilution of approximately $0.4346 per share in the net tangible book value of the Common Stock, after deducting placement agent fees and estimated offering expenses payable by us. See the section titled “Dilution” in this Offering Circular for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.
If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.
In order to raise additional capital, we believe that we will offer and issue additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in the future. We are generally not restricted from issuing additional securities, including shares of Common Stock, securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or substantially similar securities. As a result of the dilution in net tangible book value to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. The issuance of securities in future offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.
In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.
There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our Common Stock.
With limited exceptions, we are generally not restricted from issuing additional Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive,

Common Stock. The market price of our Common Stock could decline as a result of sales of Common Stock or securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock after this offering or the perception that such sales could occur.
Our management has significant flexibility in using the net proceeds of this offering.
We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. Our management will have significant flexibility in applying the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Management’s failure to use these funds effectively could have an adverse effect on the value of our Common Stock and could make it more difficult and costly to raise funds in the future. See “Use of Proceeds” on page 13 of this Offering Circular.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not obtaining any financings for seventy-five days from closing; and (iii) indemnification for breach of contract.
Holders of the Warrants offered hereby will have no rights as common stockholders with respect to the shares our Common Stock underlying the warrants until such holders exercise their warrants and acquire our Common Stock, except as otherwise provided in the Warrants.
Until holders of the Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock underlying such warrants, except to the extent that holders of such Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in the Warrants. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
The Warrants are speculative in nature, and holders of the Warrants offered and sold in this offering will have no rights as common stockholders until such holders exercise their Warrants and acquire our Common Stock.
There can be no assurance that the market price of our Common Stock will ever equal or exceed the exercise price of the Warrants offered and sold in this offering. Consequently, there can be no assurance whether it will ever be profitable for holders to exercise their Warrants. In addition, until holders of the Warrants offered and sold in this offering acquire shares of our Common Stock upon exercise of such Warrants, holders will have no rights with respect to the shares of our Common Stock issuable upon exercise of such Warrants. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
There is no public market for the Warrants being offered in this offering.
There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Warrants will be limited.
Resales of our shares of Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our shares of Common Stock to fall.
We are qualifying up to 71,428,571 shares of Common Stock, as well as up to 71,428,571 shares of Common Stock, in the aggregate, issuable upon the exercise of the Warrants offered under this Offering Circular. Sales of substantial amounts of our shares of Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of Common Stock. The issuance of new shares of Common Stock could result in resales of our shares of Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.
Even if this offering is successful, we will need to raise additional capital in the future to continue operations, which may not be available on acceptable terms, if at all. Failure to obtain necessary capital when needed may force us to delay, limit or terminate our drug development efforts or other operations.
As of March 31, 2025, we had an accumulated deficit of $120.4 million. To date, we have not generated any revenue from the sale of our drug candidates and we do not expect to generate any revenue from sales of our drug candidates for the foreseeable future. We expect to continue to incur significant operating losses and we anticipate that our losses may increase substantially as we expand our drug development programs and commercialization efforts. As of March 31, 2025, we had a cash balance of $0.1 million. We do not believe that our available cash at March 31, 2025 will be sufficient to fund current liabilities and capital expenditure requirements for the next 12 months from May 16, 2025, the filing date of our Form 10-Q for the fiscal quarter ended March 31, 2025. The Company’s ability to continue as a going concern is dependent upon obtaining funding through one or more sources described below within the next 12 months to meet its planned obligations and pay its liabilities. Even if this offering is successful, we must raise additional funds in order to continue operating our business.
We may finance our foreseeable cash requirements through cash on hand, debt financings and public or private equity offerings. Additionally, we may seek collaborations and license arrangements for our drug candidates. We may seek to access the public or private equity markets whenever conditions are favorable. We currently have no lines of credit or other arranged access to debt financing. If we are unable to obtain funding due to unfavorable terms or market conditions, management has determined that it can reduce spending on its day-to-day operations, sell laboratory assets and temporarily delay planned activities if needed. However, our ability to continue as a going concern is dependent upon obtaining funding through one or more sources described above within the next 12 months to meet our planned obligations and pay our liabilities. We estimate that we will receive net proceeds of approximately $4.4 million from the sale of the securities offered by us in this offering, based on an assumed offering price of $0.535 per share and after deducting the estimated Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. In the event of a decrease in the net proceeds to us from this offering as a result of a decrease in the offering price or the number of shares offered by us, we may need to raise additional capital sooner than we anticipate. In addition, we cannot provide assurances that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate.
Our ongoing future capital requirements will depend on numerous factors, including:
•
the rate of progress, results and costs of completion of ongoing clinical trials of our drug candidates;

•
the rate of progress, results and costs of completion of ongoing preclinical testing of our drug candidates;

•
the size, scope, rate of progress, results and costs of completion of any potential future clinical trials and preclinical tests of our drug candidates that we may initiate;

•
the costs to obtain adequate supply of the compounds necessary for our drug candidates;

•
the costs of obtaining regulatory approval of our drug candidates;

•
the scope, prioritization and number of drug development programs we pursue;

•
the costs for preparing, filing, prosecuting, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•
the extent to which we acquire or in-license other products and technologies and the costs to develop those products and technologies;

•
the costs of future commercializing activities, including product sales, marketing, manufacturing and distribution, of any of our drug candidates or other products for which marketing approval has been obtained;

•
our ability to establish strategic collaborations and licensing or other arrangements on terms favorable to us; and

•
competing technological and market developments.

Any additional fundraising efforts may divert our management from their day to day activities, which may adversely affect our ability to develop and commercialize our drug candidates. Our ability to raise additional funds will depend, in part, on the success of our product development activities and other factors related to financial, economic and market conditions, many of which are beyond our control. There can be no assurance that we will be able to raise additional capital when needed or on terms that are favorable to us, if at all. If adequate funds are not available on a timely basis, we may be forced to:
•
delay, reduce the scope of or eliminate one or more of our drug development programs;

•
relinquish, license or otherwise dispose of rights to technologies, drug candidates or products that we would otherwise seek to develop or commercialize ourselves at an earlier stage or on terms that are less favorable than might otherwise be available; or

•
liquidate and dissolve the Company.

If our operating plans change, we may require additional capital sooner than planned. Such additional financing may not be available when needed or on terms favorable to us. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current and future operating plan.
This is a best efforts offering, no minimum amount of securities is required to be sold.
The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations, as described under the heading “Use of Proceeds” on page 13 of this Offering Circular.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offering Circular contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward- looking statements can be identified by words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “goal,” “strategy,” “future,” “likely,” “may,” “should,” “will” and variations of these words and similar references to future periods, although not all forward-looking statements contain these identifying words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstances, including but not limited to risk factors included in this Offering Circular and other factors described elsewhere in this Offering Circular or in our current and future filings with the Securities and Exchange Commission (the “SEC”). As a result, our actual results may differ materially from those expressed or forecasted in the forward-looking statements, and you should not rely on such forward-looking statements. You should carefully read this Offering Circular completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Forward-looking statements include, but are not limited to, statements about:
•
our lack of significant revenue to date, our history of recurring operating losses and our expectation of future operating losses;

•
our need for substantial additional capital and our need to delay, reduce or eliminate our drug development and commercialization efforts if we are unable to raise additional capital;

•
the highly-competitive nature of the pharmaceutical and biotechnology industry and our ability to compete effectively;

•
the success of our plans to use collaboration arrangements to leverage our capabilities;

•
our ability to retain and attract key personnel;

•
the risk of misconduct of our employees, agents, consultants and commercial partners;

•
disruptions to our operations due to expansions of our operations;

•
the costs we would incur if we acquire or license technologies, resources or drug candidates;

•
risks associated with product liability claims;

•
our reliance on information technology systems and the liability or interruption associated with cyber-attacks or other breaches of our systems;

•
our ability to use net operating loss carryforwards;

•
provisions in our charter documents and state law that may prevent a change in control;

•
work slowdown or stoppage at government agencies could negatively impact our business;

•
the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith;

•
our need to complete extensive clinical trials and the risk that we may not be able to demonstrate the safety and efficacy of our drug candidates;

•
risks that that our clinical trials may be delayed or terminated;

•
our ability to obtain domestic and/or foreign regulatory approval for our drug candidates;

•
changes in existing laws and regulations affecting the healthcare industry;

•
our reliance on third parties to conduct clinical trials for our drug candidates;

•
our ability to maintain orphan drug exclusivity for our drug candidates;

•
our reliance on third parties for manufacturing our clinical drug supplies;

•
risks associated with the manufacture of our drug candidates;

•
our ability to establish sales and marketing capabilities relating to our drug candidates;

•
market acceptance of our drug candidates;

•
third-party payor reimbursement practices;

•
our ability to adequately protect the intellectual property of our drug candidates;

•
infringement on the intellectual property rights of third parties;

•
costs and time relating to litigation regarding intellectual property rights;

•
our ability to adequately prevent disclosure by our employees or others of trade secrets and other proprietary information;

•
our need to raise additional capital;

•
the volatility of the trading price of our Common Stock;

•
our Common Stock being thinly traded;

•
our ability to issue shares of common or preferred stock without approval from our stockholders;

•
our ability to pay cash dividends;

•
costs and expenses associated with being a public company;

•
our ability to maintain effective internal controls over financial reporting; and

Any forward-looking statement made by us in this Offering Circular is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS
The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the offered shares of our Common Stock, together with the Warrants, at an assumed price of $0.535 per share and accompanying Warrant, which represents the midpoint of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.
	Assumed Percentage of Offered Shares and Warrants Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	2,358,490	4,716,981	7,075,471	9,433,962
Gross proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Offering expenses(1)	$285,000	$385,000	$485,000	$585,000
Net proceeds	$965,000	$2,115,000	$3,265,000	$4,415,000

(1)
Represents placement agent fees, legal and accounting fees and expenses and out-of-pocket costs of escrow and clearing agent (See “Plan of Distribution”).

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the offered shares of our Common Stock, together with the Warrants, at an assumed offering price of $0.535 per share and accompanying Warrant, which represents the midpoint of the offering price range herein. All amounts set forth below are estimates.
	Use of Proceeds for Assumed Percentage of Offered Shares and Warrants Sold in This Offering
	25%	50%	75%	100%
Capital Expenditures	$0	$0	$0	$0
General Corporate Expenses, including Working Capital	$492,304	$1,642,304	$2,792,304	$3,942,304
Promissory Notes	$472,696	$472,696	$472,696	$472,696
TOTAL	$965,000	$2,115,000	$3,265,000	$4,415,000
We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.
Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.
In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.
Because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this Offering Circular.

DILUTION
If you invest in our securities, you will experience immediate and substantial dilution to the extent of the difference between the effective offering price per share of Common Stock in this offering and the pro forma net tangible book value per share of our Common Stock immediately after the offering.
Our net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of Common Stock outstanding. The historical net tangible book value of our Common Stock as of March 31, 2025 was approximately $(2.64) million, or $(0.3181) per share, based on 8,307,892 shares of our Common Stock outstanding at March 31, 2024.
After giving effect to the sale of shares of Common Stock and accompanying Warrants to be sold in this offering, at an assumed offering price of $0.535 per share of Common Stock and accompanying Warrant, which represents the midpoint of the offering price range herein, and after deducting the estimated placement agent fees and the estimated offering expenses payable by us, and excluding the proceeds we may receive from the exercise of the Warrants issued in this offering, our pro forma net tangible book value as of March 31, 2025 would have been approximately $1.77 million, or $0.1004 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $0.4185 per share to existing stockholders and an immediate dilution of $0.4346 per share to new investors in this offering. The following table illustrates this dilution on a per share basis:
Offering price per share and Warrant	$0.535
Historical net tangible book value per share as of March 31, 2025	$(0.3181)
Increase in net tangible book value per share attributable to new investors	$0.4185
Pro forma net tangible book value per share as of March 31, 2025, after this offering		$0.1004
Dilution per share to new investors		$0.4346
A $0.20 increase in the assumed combined offering price of $0.535 per share and Warrants would increase our pro forma net tangible book value after this offering to $3.49 million, or $0.1978 per share, and the dilution per share to investors purchasing securities in this offering would be approximately $0.5372 per share, assuming that the number of shares of Common Stock and Warrants offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, a $0.20 decrease in the offering price of $0.535 per share and Warrants would increase our pro forma net tangible book value after this offering to $(0.10) million, or $(0.0055) per share, and the dilution per share to investors purchasing securities in this offering would be approximately $0.3405 per share, assuming that the number of shares of Common Stock and Warrants offered by us, as set forth on the cover page of this Offering Circular remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us.
An increase of one million shares of Common Stock and accompanying Warrants offered by us from the assumed number of shares of Common Stock and accompanying Warrants set forth on the cover page of this Offering Circular would increase our pro forma net tangible book value after this offering to $2.26 million, or $0.1214 per share, and the dilution per share to investors purchasing securities in this offering would be approximately $0.4136 per share, assuming that the offering price remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, a decrease of one million shares of Common Stock and accompanying Warrants offered by us from the assumed number of shares of Common Stock and accompanying Warrants set forth on the cover page of this Offering Circular would increase our pro forma net tangible book value after this offering to $1.82 million, or $0.1094 per share, and the dilution per share to investors purchasing securities in this offering would be approximately $0.4256 per share, assuming that the offering price remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us.
The information discussed above is for illustration only and will adjust based on the actual offering price, the actual number of shares and Warrants that we offer in this offering and other terms of this offering determined at pricing. The discussion and table above assumes no exercise of the Warrants accompanying the shares of Common Stock sold in this offering.

The above discussion and table are based on 8,307,892 shares of our Common Stock outstanding as of March 31, 2025, which excludes as of March 31, 2025:

•
96,375 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under our equity incentive plans with a weighted average exercise price of $70.42 per share;

•
1,200,948 additional shares of Common Stock reserved for future issuance under our 2022 Stock Incentive Plan;

•
921 additional shares of common stock reserved for future issuance under our 2017 Stock Incentive Plan;

•
13,950,014 shares of Common Stock that may be issued upon exercise of outstanding warrants with a weighted average exercise price of $0.80 per share; and

•
20,344,949 shares of Common Stock that may be issued only upon the election of the Lenders after an occurrence of an event of default under the Promissory Notes.

The above illustration of dilution per share to investors participating in this offering does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the effective offering price per share in this offering. To the extent that any of these outstanding options or warrants outstanding as of March 31, 2025, have been or are exercised in the future or we issue additional shares under our equity incentive plans, investors purchasing securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK
The following description of our Common Stock and preferred stock is a summary. It is not complete and is subject to and qualified in its entirety by our certificate of incorporation and first amended and restated bylaws, as amended. See the section titled “Where You Can Find More Information.” As of the date of this Offering Circular, our certificate of incorporation authorizes us to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of May 9, 2025, there were 8,307,892 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.
Common Stock
Holders of Common Stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting of shares of Common Stock is prohibited. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.
Subject to the prior rights of the holders of any outstanding preferred stock, holders of Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of our company, the holders of Common Stock are entitled to receive ratably the assets of our company remaining after payment of all liabilities and payment to holders of preferred stock if such preferred stock has an involuntary liquidation preference over the Common Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.
As of May 9, 2025, there were approximately 197 holders of record of our Common Stock.
Preferred Stock
The board of directors is authorized, without any further notice to or action of the stockholders, to issue 10,000,000 shares of preferred stock in one or more series and to determine the relative rights, preferences and privileges of the shares of any such series.
Limitation on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and first amended and restated bylaws, as amended, provide for indemnification of our officers and directors to the fullest extent permitted by Delaware law. Our certificate of incorporation and first amended and restated bylaws, as amended, limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. We maintain directors’ and officers’ liability insurance.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law
Some provisions of Delaware law and our certificate of incorporation and our first amended and restated bylaws, as amended, contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Common Stock and also may limit the price that investors are willing to pay in the future for our Common Stock. These provisions may also have the effect of preventing changes in our management.
Our certificate of incorporation and first amended and restated bylaws, as amended, include anti- takeover provisions that:

•
authorize our board of directors, without further action by the stockholders, to issue shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;

•
establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•
provide that our first amended and restated bylaws, as amended, may be amended by our board of directors without stockholder approval;

•
limit our stockholders’ ability to call special meetings of stockholders;

•
allow our directors to establish the size of the board of directors by action of the board, subject to a minimum of three members;

•
provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•
do not give the holders of our Common Stock cumulative voting rights with respect to the election of directors.

Business Combinations
Section 203 of the Delaware General Corporation Law provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:
•
prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Its phone number is (800) 937-5449.
Listing
Our Common Stock is quoted for trading on the OTCQB Venture Market under the symbol “BPTH.”

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering up to 71,428,571 shares of our Common Stock and Warrants to purchase up to 71,428,571 shares of our Common Stock. We are also offering the shares of Common Stock issuable from time to time upon exercise of the Warrants offered hereby.
Common Stock
The material terms and provisions of our Common Stock are described under the heading “Description of Capital Stock” in this Offering Circular.
Series A Warrants
The following summary of certain terms and provisions of Series A Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A Warrants, the form of which is filed as an exhibit to the offering statement of which this Offering Circular forms a part. Prospective investors should carefully review the terms and provisions of the form of Series A Warrants for a complete description of the terms and conditions of the Series A Warrants.
Series A Warrants
Duration, Exercise Price and Form.   Each Warrant offered hereby will have an initial exercise price per share equal to $[     ]. The Warrants will be immediately exercisable. The Warrants will expire [      ] years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Warrants will be issued separately from the Common Stock, as applicable, and will be held separately immediately thereafter. A Warrant to purchase one share of our Common Stock will be issued for every share of Common Stock purchased in this offering. The Warrants will be issued in certificated form only.
Exercisability.   The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No Warrants exercisable for a fractional share will be issued in this offering.
Cashless Exercise.   If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.
Fractional Shares.   No fractional shares of Common Stock will be issued upon the exercise of the Warrants. In lieu of fractional shares, we will either round up to the nearest whole number or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Transferability.   Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrants to us together with the appropriate instrument of transfer.
Exchange Listing.   There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder.   Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.
Fundamental Transaction.   In the event of a fundamental transaction, as described in the form of Warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Warrant will have the right to require us to repurchase its Warrants at the Black- Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction.

PLAN OF DISTRIBUTION
Our company is offering a maximum of $5,000,000 shares of Common Stock and accompanying Warrant, or approximately 9,345,794 shares of Common Stock on a “best-efforts” basis, at an offering price of $0.535 per share of Common Stock and accompanying Warrant, which represents the midpoint of the offering price range herein. There is no minimum purchase requirement for investors in this offering. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold; (b) one year from the date of SEC qualification; or (c) the date on which this offering is earlier terminated by us, in our sole discretion.
There is no minimum number of securities that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor’s subscription agreement has been accepted by us.
The securities will be also be offered by D. Boral Capital a broker-dealer registered with the SEC and a member of FINRA (“D. Boral” or the “Placement Agent”), on a “best efforts” basis pursuant to an engagement letter to be entered into between us and D. Boral, which we refer to as the “Placement Agent Agreement.” Pursuant to the Placement Agent Agreement, we will pay the Placement Agent, concurrently with each closing of this offering, a cash placement fee equal to 7.0% of the gross proceeds of such closing. In addition, we will also pay the Placement Agent (i) 1.0% of the gross proceeds for non-accountable expenses; (ii) up to $85,000 for fees and expenses of legal counsel and other out-of-pocket expenses, and (iii) if applicable, the costs associated with the use of a third-party electronic road show service. If the offering is not consummated, the costs and expenses in connection with the offering shall be capped at $50,000. In addition, we will engage and bear the expenses of an escrow agent in connection with any closing. Additionally, the Company has provided an expense advance (the “Advance”) to D. Boral of $25,000, which was payable within 30 days upon execution of the engagement letter, dated March 6, 2025 (the “Engagement Letter”).
We or the Placement Agent may also ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering.
Lock-Up Agreements
All of our directors, executive officers, employees and holders of 10% or more our outstanding shares of Common Stock have agreed that, for a period of thirty days after any closing date of the offering, Placement Agent, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock; provided, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements and provided further that none of such shares shall be saleable in the public market until the expiration of the thirty-day period described above; or (b) file or caused to be filed any registration statement with the Commission relating to the Offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock.
The prior sentence will not apply to (i) the shares to be sold pursuant to the Placement Agent Agreement, (ii) any shares issued upon the exercise of an option or other security outstanding on the date of the offering, (iii) such issuances of options or grants of restricted stock or other equity-based awards under the Company’s equity plan and the issuance of shares issuable upon exercise of any such equity-based awards, (iv) the filing of registration statements, (v) the issuance of securities to affiliates and subsidiaries of the Company, and, (vi) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions.
The Placement Agent Agreement, in its sole discretion, may release the shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release shares and other securities from lock-up agreements, the Placement Agent Agreement will consider, among other factors, the holder’s reasons for requesting the release, the number of shares and other securities for which the release is being requested and market conditions at the time.

Right of First Refusal
If the offering is consummated, we have agreed that for a period of twelve (12) months commencing on such closing, D. Boral will have a right of first refusal to act as (i) exclusive financial advisor in connection with any acquisition or other effort by the Company to obtain control, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of a third party, or the sale or other transfer by the Company, whether in one or a series of transactions, of assets or securities, or any extraordinary corporate transaction, regardless of the form or structure of such transaction, or (ii) as sole bookrunning underwriter or sole placement agent, as the case may be, on any financing for the Company. In the event the Company advises D. Boral in writing that it desires to effect any such financing and D. Boral elects to exercise its right of first refusal hereunder (which much be exercised, if at all, by written notice to the Company no later than five days after receipt of the notice in writing from D. Boral), the Company and D. Boral will negotiate in good faith the terms of D. Boral’s engagement in a separate agreement, which agreement would set forth, among other matters, compensation for D. Boral based upon customary fees for the services provided.
Tail Financing
We have agreed to pay the above cash compensation to the extent that any fund which the Placement Agent contacted or introduced to us during the term of our engagement agreement with the Placement Agent provides financing or capital in any public or private offering or capital raising transaction during the twelve-month period following expiration or termination of our engagement agreement or the last closing of the offering.
Procedures for Subscribing
If you are interested in subscribing for shares of Common Stock in this offering, please submit a request for information by e-mail to dbccapitalmarkets@dboralcapital.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for shares of Common Stock, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:
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Electronically execute and deliver to us a subscription agreement; and

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Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions
After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.
Acceptance of Subscriptions
Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares of Common Stock and Warrants subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.
This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.
An investor will become a shareholder of the Company and the shares of Common Stock and Warrants will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the shares of Common Stock and Warrants subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards.
An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.
State Law Exemption and Offerings to “Qualified Purchasers”
The shares of Common Stock are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the shares of Common Stock offered hereby are offered and sold only to “qualified purchasers”.
“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the shares of Common Stock and Warrants to qualified purchasers in every state of the United States.
Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
Issuance of the Shares of Common Stock and Warrants
Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased shares of Common Stock in book-entry form or issue a certificate or certificates representing such investor’s purchased shares of Common Stock. The Warrants will be issued in certificated form.
Transferability of the Shares of Common Stock and Warrants
The shares of Common Stock and accompanying Warrants, as well as the shares of Common Stock issued upon exercise of the Warrants, will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.
Listing of Offered Shares of Common Stock and Warrants
Our Common Stock is quoted on the OTCQB Venture Market under the symbol “BPTH.” There is currently no market for the Warrants and none is expected to develop after this offering.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Winstead PC, Houston, Texas. Certain legal matters will be passed upon for the Placement Agent by Sichenzia Ross Ference Carmel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Bio-Path Holdings, Inc. at December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this offering statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
For further information about us and the securities offered hereby, we refer you to the offering statement, the exhibits filed therewith and the documents incorporated by reference herein. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our Internet site can be found at http://www.biopathholdings.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this Offering Circular.
INFORMATION INCORPORATED BY REFERENCE
We are incorporating by reference into this Offering Circular certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this Offering Circular, except for information incorporated by reference that is superseded by information contained in this Offering Circular. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the Offering Circular or any document previously incorporated by reference have been modified or superseded. This Offering Circular incorporates by reference the documents set forth below that we have previously filed with the SEC:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

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our Current Reports on Form 8-K filed with the SEC on January 10, 2025, February 18, 2025, March 7, 2025, March 19, 2025, March 28, 2025, April 29, 2025 and May 2, 2025;

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our Definitive Proxy Statement on Schedule 14A relating to our 2024 Annual Meeting of Stockholders, filed with the SEC on October 28, 2024; and

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the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on March 5, 2014, including all amendments and reports filed for purposes of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this Offering Circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.
We also incorporate by reference all documents we subsequently file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the offering statement of which this Offering Circular forms a part prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), as well as any proxy statements.
We will provide to each person, including any beneficial owner, to whom a Offering Circular is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offering Circular but not delivered with the, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:
Bio-Path Holdings, Inc.
Attention: Secretary
4710 Bellaire Boulevard, Suite 210
Bellaire, Texas 77401
(832) 742-1357

PART III
INDEX TO EXHIBITS
Exhibit Number	Exhibit
1.1*	Engagement Letter, dated as of March 6, 2025, by and between the Company and the Placement Agent.
2.1	Agreement and Plan of Merger and Reorganization dated September 27, 2007, by and among the Company, Biopath Acquisition Corp., a Utah corporation and wholly owned subsidiary of the registrant, and Bio-Path, Inc., a Utah corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 27, 2007).
2.2	Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on January 6, 2015).
2.3	Certificate of Amendment to the Certificate of Incorporation of Bio-Path Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 9, 2018).
2.4	Certificate of Amendment to the Certificate of Incorporation of Bio-Path Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 16, 2019).
2.5	Certificate of Amendment to the Certificate of Incorporation of Bio-Path Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 23, 2024).
2.6	First Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 7, 2017).
2.7	Amendment No. 1 to the First Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 8, 2023).
3.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 16, 2015).
3.2	Form of Underwriter Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 16, 2019).
3.3	Form of Series A Warrant issued to certain investors (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 22, 2019).
3.4	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.15 to the Company’s Annual Report on Form 10-K filed on March 19, 2019).
3.5	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 13, 2019).
3.6	Form of Warrant issued to certain investors (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 22, 2019).
3.7	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 22, 2019).
3.8	Description of Bio-Path Holdings, Inc.’s Securities Registered under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 10-K filed on March 5, 2020).
3.9	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 9, 2022).

Exhibit Number	Exhibit
3.10	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 7, 2023).
3.11	Warrant Agency Agreement, dated as of August 7, 2023, by and between the Company and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 7, 2023).
3.12	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 26, 2024).
3.13	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 26, 2024).
3.14	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 19, 2024).
3.15	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 19, 2024).
3.16	Form of Pre-Funded Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 5, 2024).
3.17	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 5, 2024).
3.18	Form of Series B Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 5, 2024).
3.19	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 5, 2024).
3.20	Form of Pre-Funded Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 11, 2024).
3.21	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 11, 2024).
3.22	Form of Series B Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 11, 2024).
3.23	Form of Warrant issued to H.C. Wainwright & Co., LLC and certain of its designees (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on October 11, 2024).
3.24	Promissory Note, dated as of March 6, 2025, issued by the Company in favor of the Lender (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 7, 2025).
3.25	Promissory Note, dated as of March 28, 2025, issued by the Company in favor of the Lender (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 28, 2025).
3.26	Promissory Note, dated as of April 28, 2025, issued by the Company in favor of the Lender (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 29, 2025).
3.27**	Form of Series A Warrant.
4.1**	Form of Securities Purchase Agreement.
6.1+	Employment Agreement — Peter H. Nielsen (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 19, 2008).

Exhibit Number	Exhibit
6.2+	Amended 2007 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on December 10, 2008).
6.3+	First Amendment to First Amended 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2013).
6.4	Form of Waiver, Consent and Amendment to that certain Securities Purchase Agreement by and between Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K on January 21, 2014).
6.5+	First Amendment to Employment Agreement, dated March 26, 2014 — Peter H. Nielsen (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 26, 2014).
6.6	Lease Agreement dated April 16, 2014 by and between the Company and Pin Oak North Parcel TT, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 18, 2014).
6.7	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 16, 2015).
6.8+	Bio-Path Holdings, Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.9	Form of Incentive Stock Option Award Agreement under 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.10	Form of Non-Qualified Stock Option Award Agreement under 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.11	Form of Restricted Share Unit Award Agreement (Time-Vested) under 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.12	Form of Restricted Share Unit Award Agreement (Performance-Based) under 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.13	Form of Restricted Share Award Agreement under 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.14	Form of Stock Appreciation Right Award Agreement under 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on December 27, 2017).
6.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 22, 2019).
6.16	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 13, 2019).
6.17	First Amendment to Lease Agreement dated April 16, 2014 by and between the Company and Pin Oak North Parcel TT, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 4, 2019).
6.18	Form of Securities Purchase Agreement by and between the Company and certain investors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 22, 2019).

Exhibit Number	Exhibit
6.19+	First Amendment to Bio-Path Holdings, Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 23, 2019).
6.20+	Second Amendment to Bio-Path Holdings, Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 16, 2022).
6.21	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 9, 2022).
6.22+	Bio-Path Holdings, Inc. 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.23	Form of Incentive Stock Option Award Agreement under 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.24	Form of Non-Qualified Stock Option Award Agreement under 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.25	Form of Restricted Share Unit Award Agreement (Time-Vested) under 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.26	Form of Restricted Share Unit Award Agreement (Performance-Based) under 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.27	Form of Restricted Share Award Agreement under 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.28	Form of Stock Appreciation Right Award Agreement under 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on December 20, 2022).
6.29	Placement Agency Agreement, dated as of August 3, 2023, by and between the Company and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 7, 2023).
6.30	Form of Securities Purchase Agreement, dated as of August 3, 2023, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 7, 2023).
6.31	Form of Warrant Amendment Agreement, dated as of August 3, 2023, by and between the Company and certain warrant holders (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 7, 2023).
6.32	Form of Securities Purchase Agreement, dated as of March 25, 2024, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 26, 2024).
6.33	At The Market Offering Agreement, dated April 4, 2024, by and between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 4, 2024).
6.34	Form of Securities Purchase Agreement, dated as of April 18, 2024, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 19, 2024).

Exhibit Number	Exhibit
6.35	Form of Securities Purchase Agreement, dated as of June 3, 2024, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 5, 2024).
6.36	Form of Registration Rights Agreement, dated as of June 3, 2024, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 5, 2024).
6.37	Securities Purchase Agreement, dated as of October 8, 2024, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 11, 2024).
6.38	Registration Rights Agreement, dated as of October 8, 2025, by and between the Company and certain purchasers (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 11, 2024).
6.39+	First Amendment to 2022 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 13, 2024).
6.40	Second Amendment to Lease Agreement, dated October 23, 2024, by and between the Company and the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2018-GS9, and the RR Interest Owner v. Norvin Pin Oak North LLC, et al., Case No.: 2024-369993 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2024).
6.41	Securities Purchase Agreement, dated as of March 6, 2025, by and between the Company and the Lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2025).
6.42	Securities Purchase Agreement, dated as of March 28, 2025, by and between the Company and the Lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 28, 2025.
6.43	Securities Purchase Agreement, dated as of April 28, 2025, by and between the Company and the Lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 29, 2025).
6.44	Second Amendment to Lease Agreement, dated April 10, 2025, by and between the Company and HJF Properties, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2025).
10**	Power of Attorney.
11.1*	Consent of Ernst & Young LLP.
11.2*	Consent of Winstead PC (included in Exhibit 12.1)
12.1*	Opinion of Winstead PC
17	Subsidiaries of Bio-Path Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 5, 2020).

*
Filed herewith.

**
Previously filed.

+
Management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellaire, State of Texas, on May 16, 2025.
BIO-PATH HOLDINGS, INC.
By:
/s/ Peter H. Nielsen

Peter H. Nielsen
President
Chief Executive Officer
(Principal Executive Officer)
Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)
Pursuant to the requirements of the Securities Act of 1933, as amended, this offering statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Peter H. Nielsen

Peter H. Nielsen
President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director
May 16, 2025
* Heath W. Cleaver Director	May 16, 2025
* Paul D. Aubert Director	May 16, 2025
* Aline Sherwood Director	May 16, 2025
* Douglas P. Morris Director and Secretary	May 16, 2025
*By: Peter H. Nielsen Peter H. Nielsen, Attorney-In-Fact